POWER OF ATTORNEY

To be filed with the United States Securities and Exchange Commission


The undersigned, William A. Munsell, of UnitedHealth
Group Incorporated, hereby authorizes and designates
David J. Lubben General Counsel and Secretary to sign, on his behalf, any Forms ID, 3, 4, or 5 required to be filed with the Securities and Exchange Commission at any date following the date hereof. The undersigned also revokes all previous powers of attorney to sign on his behalf any Forms ID, 3, 4, or 5, as of the date hereof.

This Power of Attorney shall remain in effect until specifically revoked by the undersigned.

Date:	November 8, 2004


William A. Munsell
(signature)